EXHIBIT 12

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

________harttrinen@aol.com

(303) 839-0061Fax: (303) 839-5414

July 25, 2025

SpotItEarly, Inc.

61 W. Palisade Ave.

Englewood, NJ 0763

This letter will constitute an opinion upon the legality of the sale by SpotItEarly, Inc., a Delaware corporation, (the “Company”) of up to 10,489,509 shares of its Series A-1 Preferred Stock all as referred to in the Company’s Offering Statement and Offering Circular filed with the Securities and Exchange Commission pursuant to Regulation A.

We have examined the Certificate of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of the state of Delaware, and a copy of the Company’s Offering Statement and Offering Circular. Based upon the foregoing, in our opinion the shares of Series A-1 Preferred Stock mentioned above, when sold in the manner described in the Company’s Offering Statement and Offering Circular, will be legally issued and these shares will represent fully paid and non-assessable shares of the Company’s Series A-1 Preferred Stock

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart